Exhibit 10.24

February 9, 2015

Mr. Steven C. Marshall

Latimer Lodge, Burtons Lane,

Chalfont St. Giles

Buckinghamshire, England HP8 4BS

Dear Steve:

Per our discussion, I am pleased that you will be continuing in your assignment with American Tower Corporation, as President–US Tower Division, which remains an Executive Vice President position reporting to me. You will continue to be considered as seconded from the Company’s U.K. subsidiary to the US Tower Division for the duration of this assignment, which is anticipated to be through February 28, 2017, subject to the other provisions of this letter.

Your Basic Salary, bonus and long term incentives, and normal benefits will be on a basis consistent with that as applicable for the position of an EVP in the US and in accordance with and subject to the terms of the respective terms and conditions such plans. Increments to Basic Salary, and bonus and equity awards will be as recommended by our Chief Executive Officer, subject to review and approval by the Compensation Committee consistent with past practice.

Your compensation and all reimbursements and allowances contemplated under this letter relating to your status as an expat and being based in Massachusetts as head of our US Tower Division operation, shall be paid in United States Dollars, unless and only to the extent otherwise mutually agreed in writing. Payments hereunder shall not be subject to adjustment for fluctuations in foreign currency exchange rates or otherwise.

You will continue to be eligible for the following Allowances and Benefits for so long as you remain on assignment under the terms of this letter:

•	Housing: In recognition that your residence is in Little Chalfont, Buckinghamshire (England), you will be provided a monthly housing allowance of up to $3,800 per month.

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Movement of Personal Effects: upon completion of your assignment, you are eligible for reimbursement up to a maximum of $15,000 for the reasonable costs of moving your personal effects, and for reasonable service fees and investment account establishment fees incurred within the year prior to the completion of your assignment, that result from closing accounts or costs assessed by banks or financial service providers for making account or asset transfers (“Bank Service Fees”), provided that all such moving costs and/or Bank Service Fees are

Mr. Steven C. Marshall

February 9, 2015

deemed reasonable, necessary and result from your move back to the United Kingdom or, if not the United Kingdom, the equivalent if the move had been back to the United Kingdom.

•	Car: The Company will continue to provide you with a monthly car allowance of $1,000, plus the cost of providing car insurance for one vehicle.

•	Goods and Services: The Company will continue to provide you with a monthly goods and services allowance of $1,200 per month.

•	Other Travel /Home Leave: reimbursement of reasonable round trip airfare transportation back to the United Kingdom and reasonable expenses and transit costs en route for you and your spouse two times during each twelve month period. Home leave counts towards holiday time and this can be taken at your discretion at any time during the assignment subject to the normal approval process. Travel to locations other than the United Kingdom will not be reimbursed under this home leave policy.

•	Company Benefits/Other and Pension - To help with your being able to continue with the retirement investments that have been made by you or on your behalf in the UK, the Company, instead of making contributions to the prior designated UK retirement fund, will make payments to you through a combination of a 401(k) match and a year-end true up payment, so that you can select and invest in alternatives offered through the 401(k) program or independent outside options. The total of the match and the true up payments will be up to 10% of your Basic Salary, but will be made in U.S. dollars. The true up payment will be determined at year end and be subject to withholding. If for some reason you are or become ineligible to participate in the 401(k) program or to receive the full match, the Company will make then make up that difference in total payments to that extent through the year end true up.

•	Company Benefits/Holidays: The Company’s holiday year runs from 1st January to 31st December. You are (in addition to the Usual Company holidays) entitled to 25 days paid holiday in any holiday year. Holiday pay shall be calculated according to your Basic Salary.

•	Emergency Leave: Should you need to return to your home location for a personal or medical emergency, such as a death in the family or serious medical illness, you will be reimbursed for economy airfare to the United Kingdom only. Emergency leaves should be communicated and approved through Human Resources as soon as possible.

•	Taxes and Tax Preparation: To facilitate in the preparation of your tax returns for the years that you are on this assignment, the Company will continue to pay customary and reasonable costs of the Company’s designated outside tax consultants for tax counseling, as well as for the preparation of your tax returns for each year you are on assignment and the tax year of exit. We will also provide you with reimbursement of costs incurred up to $5,000 should you decide it would be beneficial to seek supplemental tax advice and counseling on compliance and planning considerations under U.S. federal and state tax laws.

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Termination: General: You will be eligible to receive severance benefits afforded to Company Executive Vice Presidents under the American Tower Corporation Severance Program, in the case of defined circumstances of involuntary termination. All severance benefits are subject to

Mr. Steven C. Marshall

February 9, 2015

the terms and conditions of the Severance Program and the policies thereunder. In the event that your assignment is terminated by the Company without Cause (as defined in the American Tower Corporation Severance Program), then the Company will reimburse all reasonable expenses associated with your relocation back to the United Kingdom. Further, though severance would not be applicable, should there be a mutual decision for an early termination of the assignment, or, if there were a mutual decision for an EVP position to be based out of the United Kingdom, such reasonable relocation expenses would be reimbursed.

This letter agreement supersedes the previous agreement entered into with the Company, and unless earlier terminated, its terms and conditions, including, its allowances and benefits, will remain in effect until February 28, 2017, but may be extended by the mutual written agreement of the parties.

Sincerely,

/S/ JIM TAICLET

Jim Taiclet
Chairman, President and CEO
American Tower Corporation

By my signature below, I acknowledge receipt and my agreement with the terms and conditions set forth in the letter and also acknowledge the adequacy of the consideration provided to me in connection therewith.

/S/ STEVEN C. MARSHALL	14th February 2015
Steven C. Marshall	Date